EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LONE WOLF, INC.,

ERIC RICE AND DFM AGENCY, LLC,

THE SHAREHOLDERS’ REPRESENTATIVE,

MIMVI, INC.

AND

WOLF ACQUISITION CORPORATION

AUGUST 6, 2012

TABLE OF CONTENTS

Article I DEFINITIONS		2

Article II THE MERGER		10
2.1	The Merger	10
2.2	Agreement of Merger	10
2.3	Articles of Incorporation; Bylaws	10
2.4	Directors and Officers	11
2.5	Merger Consideration	11
2.6	Effect of Merger on Securities of the Company and Merger Sub	11
2.7	Dissenting Shares	12
2.8	The Closing Date	12
2.9	Closing; Payment of Merger Consideration	12
2.10	Deduction for Taxes	13
2.11	Legends and Restrictions	13
2.12	Tax Intent of the Parties	14

Article III CONDITIONS TO CLOSING		14
3.1	Conditions to Each Party’s Obligations to Effect the Merger	14
3.2	Conditions to Obligations of Parent and Merger Sub	14
3.3	Conditions to Obligations of the Company	16
3.4	Frustration of Closing Conditions	16

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16
4.1	Organization and Corporate Power	16
4.2	Authorization of Transaction	17
4.3	Capitalization	17
4.4	No Investments	17
4.5	Absence of Conflicts	18
4.6	Financial Statements	18
4.7	Absence of Undisclosed Liabilities	18
4.8	Absence of Certain Developments	18
4.9	Title to Assets	20
4.10	Taxes	20
4.11	Contracts and Commitments	21
4.12	Intellectual Property	21
4.13	Brokerage	23
4.14	Governmental Licenses and Permits	23
4.15	Employment and Labor Matters	23
4.16	Insurance	24
4.17	Affiliate Transactions	24
4.18	Environmental and Safety Matters	25
4.19	Litigation and Compliance with Law	25
4.20	Books and Records	25
4.21	Bank Accounts, Letters of Credit and Powers of Attorney	25
4.22	Accuracy of Information Furnished by the Company; Full Disclosure	26

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Article V REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS		26
5.1	Organization and Power	26
5.2	Authorization	26
5.3	Absence of Conflicts	27
5.4	Title	27
5.5	Litigation	27
5.6	Investment Representations	27

Article VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		28
6.1	Organization and Power	28
6.2	Authorization of Transaction	29
6.3	Absence of Conflicts	29
6.4	Litigation	29
6.5	Brokers’ Fees	29
6.6	SEC Reports; Financial Statements	30
6.7	Absence of Certain Developments	30

Article VII TAX MATTERS COVENANTS		30
7.1	Shareholders Tax Indemnification	30
7.2	Closing of Taxable Period	31
7.3	Responsibility for Filing Tax Returns	31
7.4	Cooperation on Tax Matters	31
7.5	Tax Contests	32
7.6	Transfer Taxes	32

Article VIII ADDITIONAL AGREEMENTS		32
8.1	Interim Operations of the Company and the Company Subsidiaries	32
8.2	Access; Confidentiality	34
8.3	Shareholder Approval; Disclosure Document	35
8.4	New Employment Arrangements	35
8.5	COBRA Coverage	35
8.6	Appointment of Director	35
8.7	Cancellation or Termination of Company Securities	35
8.8	Press Releases and Announcements	35
8.9	Further Assurances	36
8.10	Expenses	36
8.11	Shareholders’ Representative	36

Article IX SURVIVAL, INDEMNIFICATION AND RELATED MATTERS		38
9.1	Survival	38
9.2	Indemnification	38
9.3	Escrow; Satisfaction of Losses	41

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Article X TERMINATION		41
10.1	Termination	41
10.2	Effect of Termination	42
Article XI MISCELLANEOUS		42
11.1	Amendment	42
11.2	Waiver	43
11.3	Notices	43
11.4	Binding Agreement; Assignment	44
11.5	Severability	44
11.6	No Strict Construction	44
11.7	Captions	44
11.8	Entire Agreement	44
11.9	Counterparts	44
11.10	Governing Law; Venue.	45
11.11	Waiver of Jury Trial	45
11.12	Parties in Interest	45
11.13	Exhibits and Schedules	45
11.14	Certain Interpretive Matters and Definitions	45

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Transmittal Letter
Exhibit C	Amended Articles of Incorporation
Exhibit D	Amended Bylaws

LIST OF SCHEDULES

Schedule 2.6(a)	Closing Date Payment Schedule
Schedule 4.1	Foreign Corporation Qualifications
Schedule 4.2	Material Consents
Schedule 4.3	Capitalization of the Company
Schedule 4.4	Subsidiaries of the Company
Schedule 4.5	Conflicts
Schedule 4.7	Liabilities
Schedule 4.8	Developments
Schedule 4.9(b)	Leased Premises
Schedule 4.9(c)	Tangible Personal Property
Schedule 4.10	Tax Contests
Schedule 4.11	Contracts
Schedule 4.12	Owned Company Intellectual Property
Schedule 4.13	Brokers; Finders

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Schedule 4.14	Permits
Schedule 4.15(a)	Employment Agreements
Schedule 4.16	Insurance Policies
Schedule 4.17	Affiliate Transactions
Schedule 4.19	Proceedings
Schedule 4.21	Bank Accounts
Schedule 4.22(b)	Suppliers
Schedule 5.4	Principal Shareholder Voting Agreements
Schedule 8.4	Key Employees

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EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 6, 2012, by and among Lone Wolf, Inc., a California corporation (the “Company”); Eric Rice and DFM Agency, LLC (the “Principal Shareholders”), and Eric Rice in his capacity as the Shareholders’ Representative (the “Shareholders’ Representative”); Mimvi, Inc., a Nevada corporation (the “Parent”); and Wolf Acquisition Corporation, a California corporation (the “Merger Sub”). The Company, the Principal Shareholders, the Shareholders’ Representative, the Parent and the Merger Sub are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the California Corporations Code (the “CCC”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”),

B. The Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), and (iii) subject to the terms set forth herein, resolved to recommend approval of the Merger and the Agreement and the principal terms thereof by the Company shareholders;

C. The Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is fair to, and in the best interests of, Parent and its Shareholders, and (ii) approved and declared advisable this Agreement and the Transactions;

D. The Board of Directors of Merger Sub has approved and declared advisable this Agreement and the Merger; and

E. For United States federal income tax purposes, the Parties intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and that this Agreement will constitute a “plan of reorganization” within the meaning of the Code.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Action” means any claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations.

“Affiliate” means and includes, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such specified Person, whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under any state, local or foreign income Tax law).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement of Merger” has the meaning set forth in Section 2.2.

“Ancillary Agreements” means the other agreements attached (or forms of which are attached) as exhibits to this Agreement, and any document, certificate or instrument delivered pursuant hereto or thereto, including, but not limited to, the Key Employee Employment Agreements.

“Articles of Incorporation” means the Company’s Articles of Incorporation, as filed with the Secretary of State of the State of California on August 19, 2010, as amended to date.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in San Francisco, California or New York, New York are closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Certificates” means, collectively, the Common Certificates and the Preferred Certificates.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Date Merger Consideration Shares” has the meaning set forth in Section 2.5(a).

“Closing Date Payment Schedule” has the meaning set forth in Section 2.6(a).

“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA or any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Common Stock.

“Common Stock” means the shares of the Company’s Common Stock, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Intellectual Property” means all Intellectual Property Rights that are used or held for use by the Company or any Company Subsidiary in connection with the business of the Company or any Company Subsidiary.

“Company Intellectual Property Agreements” has the meaning set forth in Section 4.12(b).

“Company Securities” means any and all options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company, providing for the issuance, disposition or acquisition of any of the Company’s capital stock (other than this Agreement), and any and all stock appreciation, phantom stock or similar rights with respect to the Company Company’s capital stock.

“Company Stock” means the Common Stock and Preferred Stock.

“Company Subsidiary” shall mean each Subsidiary of the Company.

“Confidentiality Agreement” ” has the meaning set forth in Section 8.2(b)

“Contract” means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement, whether written or oral.

“Designated Representations” has the meaning set forth in Section 9.1.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of a notice from an Indemnified Party pursuant to Section 9.2(c)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Liabilities” means any Liabilities that are (a) related to environmental issues, or (b) based upon or related to Pollutants or any provision of Environmental Requirements. The term “Environmental Liabilities” includes: (A) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including reasonable attorneys’ and consultants’ fees), expenses and disbursements; (B) defense and other responses to any administrative or judicial Proceeding (including notices, claims, complaints, Orders, suits and other assertions of Liability); and (C) financial responsibility for cleanup costs and injunctive relief, including any corrective or remedial actions, and natural resource damages or remedial measures.

“Environmental Requirements” means all Legal Requirements concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, distribution, labeling, testing, processing, release, threatened release, control, or cleanup of any hazardous substance or pollutant, as such of the foregoing are in effect, prior to or on the Closing Date.

“ERISA” has the meaning set forth in Section 4.15(e).

“Escrow Agent” means Wells Fargo Bank, N.A. or such other person or entity as determined by the Parent and Shareholders’ Representative.

“Escrow Agreement” means the Escrow Agreement dated as of the Closing Date by and among the Parent, the Escrow Agent and the Shareholders’ Representative, in substantially the form of Exhibit A attached hereto.

“Escrow Shares” means an aggregate number of shares of the Parent’s Common Stock equal to 50% of the shares of the Parent’s Common Stock issued and outstanding as of the Closing Date constituting Closing Date Merger Consideration Shares to which the Shareholders are entitled pursuant to Schedule 2.6(a), and with respect to each Shareholder, means such Shareholder’s pro rata portion of the Escrow Shares based on the number of shares of Company Stock owned by such Shareholder as a percentage of the Company Stock owned by all of the Shareholders.

“Escrow Fund” has the meaning set forth in Section 2.8(a)(iv).

“Existing Indebtedness” means all Indebtedness of the Company.

“Fair Market Value” shall mean the average closing price per share of Parent Common Stock for the thirty (30) consecutive trading days immediately preceding the Closing Date as reported by OTC Markets, or if there have been no published closing prices with respect to the Parent Common Stock on such date, Fair Market Value shall be the value established in good faith by the Parent Board.

“Financial Statements” has the meaning set forth in Section 4.6.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, court, tribunal, commission or other instrumentality or authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, and any official of any of the foregoing.

“Indebtedness” means, with respect to the Company, without duplication, (i) any indebtedness related to past due payables in excess of 60 days owed to any vendors or suppliers of the Company or other Person, (ii) any indebtedness for borrowed money, whether short term or long term, or for the deferred purchase price of property or services, (iii) any indebtedness relating to a capitalized lease or other indebtedness arising under conditional sales contracts and other similar title retention instruments, (iv) all Liabilities in respect of outstanding letters of credit, acceptances and similar obligations, (v) all interest, fees, prepayment premiums, penalties, breakage costs and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (v), and (vi) all indebtedness referred to in the foregoing clauses (i) through (v) of any Person other than the Company that is directly or indirectly guaranteed by the Company.

“Indemnified Party” has the meaning set forth in Section 9.2(c)(i).

“Indemnifying Party” has the meaning set forth in Section 9.2(c)(i).

“Information Statement” has the meaning set forth in Section 8.3.

“Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in domain names and applications and registrations therefore (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

“Key Employee” has the meaning set forth in Section 8.4.

“Key Employee Employment Agreement” has the meaning set forth in Section 8.4.

“Knowledge” means with respect to an individual, that such individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, following reasonable inquiry. As applied to the Company in this Agreement, “Knowledge” means that any of the officers of the Company is actually aware of a particular fact or other matter, following reasonable inquiry. As applied to the Parent or the Merger Sub in this Agreement, “Knowledge” means that the Parent’s Chief Executive Officer, Michael Poutre or Chief Financial Officer, Kevin Conner is actually aware of a particular fact or other matter, following reasonable inquiry.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Leased Premises” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, or other contracts pursuant to which the Company holds any Leased Premises.

“Legal Requirement” means and includes any federal, state, provincial, local, municipal, foreign, international, multinational, judicial Orders and determinations or other administrative Orders and determinations, constitution, law, ordinance, regulation or similar provision having the force or effect of law, rule or principle of common law, regulation, statute, or treaty, as the same are in effect or enacted on or prior to the Closing Date.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit B.

“Liability” or “Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Company Intellectual Property” shall mean all Company Intellectual Property other than the Owned Company Intellectual Property.

“Licenses” has the meaning set forth in Section 4.14.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Loss” or “Losses” has the meaning set forth in Section 9.2(a)(i).

"Market Capitalization" means the dollar figure equal to the product of the number of shares of Parent Common Stock issued and outstanding multiplied by the Average Trading Price. For the purpose of any computation hereunder, the "Average Trading Price" per share of Parent Common Stock on any date shall be deemed to be the average of the daily closing price per share of such shares for the ten consecutive trading days immediately prior to such date; provided, however, if prior to the expiration of such requisite ten trading day period the issuer announces either (i) a dividend or distribution on Parent Common Stock payable in such shares or securities convertible into such shares or (ii) any subdivision, combination or reclassification of Parent Common Stock, then, following the ex-dividend date for such dividend or the record date for such subdivision, as the case may be, the "Average Trading Price" shall be properly adjusted to take into account such event. The closing price for each day shall be, if the shares are listed and admitted to trading on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such the Parent Common Stock is listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the lowest bid price in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc.’s OTC Bulletin Board service or such other system then in use. If the Parent Common Stock is not publicly held or not so listed or traded or if, for the ten days prior to such date, no market maker is making a market in such shares, the Average Trading Price of such Parent Common Stock on such shares shall be deemed to be the fair value of such shares as determined in good faith by the Parent’s Board of Directors. The term "trading day" shall mean, if such shares are listed or admitted to trading on any national securities exchange, a day on which the principal national securities exchange on which the Parent Common Stock is listed or admitted to trading is open for the transaction of business or, if such shares are not listed or admitted, a Business Day.

“Material Adverse Change” means, any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations or business prospects of the Company, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Parent has knowledge of such effect or change on the date hereof).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.5(a).

“Merger Sub” has the meaning set forth in the introductory paragraph hereof.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision, award or assessment of a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency) that does not require any board of director or shareholder approval or any other separate or special authorization of any nature and similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business.

“Owned Company Intellectual Property” shall mean any Company Intellectual Property Rights that are owned by the Company.

“Parent” has the meaning set forth in the introductory paragraph hereof.

“Parent Indemnitees” has the meaning set forth in Section 9.2(a)(i).

“Parent Common Stock” means the common stock, par value $.001, of Parent.

“Party” and “Parties” has the meaning set forth in the introductory paragraph hereof.

“Pending Claim Escrow Amount” has the meaning set forth in Section 9.3(a).

“Pending Claim Escrow Excess” has the meaning set forth in Section 9.3(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Plan” has the meaning set forth in Section 4.15(e).

“Pre-Closing Tax Period” has the meaning set forth in Section 7.1.

“Preferred Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Preferred Stock.

“Preferred Exchange Ratio” has the meaning set forth in Section 2.5(a)(i).

“Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.01 per share.

“Principal Shareholders” has the meaning set forth in the introductory paragraph hereof

“Pro Rata Percentage” means with respect to each Shareholder, a percentage equal to the pro rata share of the Merger Consideration payable to the Shareholder in accordance with the Articles of Incorporation and as set forth on Schedule 2.6(a) attached hereto.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Representative” means, with respect to a particular Person, any director, officer, manager, member, partner, Shareholder, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Requisite Shareholder Approval” has the meaning set forth in Section 8.3.

“Safety Requirements” means all Legal Requirements concerning public health and safety, product safety, product liability, worker health and safety, including the Occupational Safety and Health Act, as enacted or in effect, on or prior to the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder” means a holder of Company Stock.

“Shareholders’ Representative” has the meaning set forth in Section 11.4.

“Shareholders’ Representative Parties” has the meaning set forth in Section 11.4.

“Shareholders’ Transaction Expenses” means, to the extent payable by the Company (and not paid by the Company or the Shareholders before the Closing), costs and expenses incurred by or on behalf of the Company and the Shareholders in connection with the preparation, execution and performance of this Agreement and the Ancillary Agreements including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of the Company and the Shareholders (but excluding, for the avoidance of doubt, any income Taxes imposed on the Shareholders as a result of the Transaction).

“Straddle Period” has the meaning set forth in Section 7.2.

“Subsidiary” means, with respect to any party, an entity in which such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Proposal” means (a) any acquisition or purchase of all or substantially all the Company Stock or the assets of the Company or (b) any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property owned or leased by the Company.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being or having been a member of an Affiliated Group, or (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Tax Contest” means any audit, claim, dispute or controversy relating to Taxes, including any Proceeding, assessment or adjustment.

“Tax Effective Time” has the meaning set forth in Section 7.2.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related, supporting, supplemental, or amending schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third Party Proceeding” has the meaning set forth in Section 9.2(c)(i).

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulation” means any Treasury Regulations (including temporary regulations) promulgated by the United States Department of the Treasury with respect to the Code, as amended.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Merger Sub shall, pursuant to the provisions of the applicable provisions of the CCC, be merged with and into the Company (the “Merger”), and the separate corporate existence of the Merger Sub shall thereupon cease in accordance with the provisions of the applicable provisions of the CCC. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.2 Agreement of Merger. On the Closing Date and subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the agreement of merger (the “Agreement of Merger”) with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of the CCC (the date and time of such filing, or such later time as agreed upon by Parent and the Company and specified in such filing, being the “Effective Time”.

2.3 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation of the Company shall be amended to read in the form of Exhibit C and, as so amended, such Articles of Incorporation will be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the Bylaws of the Company will be amended at the Effective Time to read in the form of Exhibit D and, as so amended, such Bylaws will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

2.4 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.5 Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) due with respect to the securities of the Company shall consist of 3,800,000 shares of Parent Common Stock.

(a) Closing Date Merger Consideration Shares. That portion of the Merger Consideration payable to the Shareholders at the Effective Time of the Merger shall be the sum of (i) 3,800,000 shares of Parent Common Stock, minus (ii) the Escrow Shares (the “Closing Date Merger Consideration Shares”).

(b) Shareholders Entitled to Receive Merger Consideration. The Merger Consideration shall be allocated and paid in accordance with the Closing Date Payment Schedule (defined below) and the provisions of this Article II. The Company and the Principal Shareholders warrant that no Person has any other rights to any portion of the Merger Consideration except as set forth in the Closing Date Payment Schedule.

2.6 Effect of Merger on Securities of the Company and Merger Sub.

(a) Effect on Company Stock. By virtue of the Merger and without any action on the part of any holder thereof or any party hereto, as of the Effective Time, each share of Company Stock and Preferred issued and outstanding immediately prior to the Effective Time (except for shares held in the Company’s treasury) shall be cancelled and converted into the right to receive said Shareholder’s portion of the Merger Consideration in accordance with Schedule 2.6(a) hereof (the “Closing Date Payment Schedule”), if any, without interest. The Closing Date Payment Schedule shall be certified by the President of the Company (solely in his capacity as such) and accurately set forth: (i) the name of each Shareholder of the Company immediately prior to the Effective Time; (ii) the number of shares of Company Common Stock and Preferred Stock held by each such Shareholder immediately prior to the Effective Time; (iii) the aggregate Merger Consideration which each Shareholder is eligible to receive, including the allocation of the Closing Date Merger Consideration and Escrow Shares for each such holder; (iv) each Shareholder’s status as an Accredited Investor based upon completion of an Accredited Investor Questionnaire; (v) the Closing Date Cash Balance; and (vi) the Closing Date Indebtedness. The Closing Date Payment Schedule shall be subject to update by the Shareholders’ Representative from time to time after the Closing to reflect any Dissenting Shares and any corresponding changes (neither such updates nor the information updated shall be deemed inaccuracies in the Closing Date Payment Schedule).

(b) Effect on Treasury Stock. As of the Effective Time, shares of Company Stock in the Company’s treasury shall be cancelled and retired and shall cease to exist, and no payment shall be made in respect thereof.

(c) Effect on Shareholders Rights; Transfer. As of the Effective Time, the Shareholders of Company Stock shall cease to have any rights with respect to such Company Stock, except the right to receive the applicable portion of the Merger Consideration in accordance with Schedule 2.6(a) hereof. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or affidavits, as the case may be, are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided for, and in accordance with, the provisions of Section 2.9.

(d) Effect on Company Securities. Immediately prior to the Closing, in connection with the Merger, the Company shall cause all outstanding Company Securities to be exercised or cancelled and terminated, so that the Company shall have no further liability with respect to, and no Company Stock shall be issuable under, such Company Securities as of the Closing.

(e) Effect on Securities of Merger Sub. As of the Effective Time, each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Merger Sub, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(f) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the Fair Market Value of one share of Parent Common Stock.

2.7 Dissenting Shares. Each Shareholder of the Company immediately prior to the Effective Time has properly waived such Shareholder’s dissenters’ rights with respect to the Transaction under the applicable provisions of the CCC

2.8 The Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of Richardson Patel in Los Angeles, California within two Business Days after the fulfillment of the conditions set forth in Article III, or at such other place or on such other date as is mutually acceptable to the Parties. The date of the Closing is referred to herein as the “Closing Date”.

2.9 Closing; Payment of Merger Consideration. Subject to the conditions set forth in this Agreement, the Parties agree that the following transfers shall occur at the Closing:

(a) Each of the Shareholders shall deliver to the Parent fully-completed and executed Letters of Transmittal, together with all attachments thereto, and Certificates or, in the event that any Certificate shall have been lost, stolen or destroyed, an affidavit of that fact and providing for indemnification by the registered Shareholder of such lost, stolen or destroyed Certificate.

(b) Parent shall deliver to the Shareholders’ Representative or the Shareholders, if so directed by the Shareholders’ Representative, the Closing Date Merger Consideration Shares, which shares shall be issued pursuant to the Letter of Transmittal delivered to the Parent by such Shareholder.

(c) None of Parent, Merger Sub, the Company, or the Surviving Corporation shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto and cash in lieu of any fractional shares) would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration (and any dividends or other distributions payable with respect thereto and cash in lieu of any fractional shares payable with respect thereto) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant thereto and cash in lieu of any fractional shares, in each case pursuant to this Article III.

(e) Parent shall deposit the Escrow Shares with the Escrow Agent, and the Escrow Agent shall hold the Escrow Shares in a separate account (the “Escrow Fund”), which shall be governed by the terms of the Escrow Agreement, for purposes of the payment to the Parent or the Shareholders’ Representative, as the case may be, of indemnification claims of Parent Indemnitees required by Article IX.

2.10 Deduction for Taxes. Each of the Escrow Agent, the Surviving Corporation and the Parent shall be entitled to deduct and withhold from the portion of the Merger Consideration, that number of shares of Parent Common Stock equal in value (based on the closing price of the Parent Common Stock on the day immediately preceding the date such shares are to be delivered) to such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of United States federal, state or local Tax laws. To the extent that amounts are so withheld, such withheld amounts shall be paid to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made.

2.11 Legends and Restrictions. The shares of Parent Common Stock, and any securities issued in respect thereof or exchange therefor, issued to the Shareholders as Merger Consideration shall be imprinted with a conspicuous legend in substantially the following form (unless otherwise permitted under this Agreement):

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO REGISTRATIONS UNDER APPLICABLE SECURITIES LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT REGISTRATION.”

Upon the request of a Shareholder or any successor holder of any shares of Parent Common Stock issued as Merger Consideration, accompanied by an opinion of counsel selected by such Shareholder or successor holder, which opinion and other counsel are reasonably satisfactory to the Parent, to the effect that a transfer by the holder will not violate the 1933 Act or applicable state or other securities laws, the Parent shall remove the legend from the Parent Common Stock held by the holder or shall issue to the holder a new certificate for Parent Common Stock without the transfer legend.

2.12 Tax Intent of the Parties. It is the intention of the parties that the Merger be treated as a reorganization qualifying under Section 368(a) of the Code. The Parties shall use their commercially reasonable efforts to take all reasonable actions necessary to cause the Merger to qualify as a reorganization pursuant to such section of the Code and shall treat the Merger accordingly on their respective Tax Returns.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by any Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Change on Parent, either individually or combined with the Surviving Corporation, after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

3.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects, on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. The Company shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officers. Parent and Merger Sub shall have received a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in Sections 3.2(a) and 3.2(b) have been satisfied.

(d) Secretary’s Certificate. Parent and Merger Sub shall have received from the Company’s Secretary, a certificate having attached thereto (i) the Company’s Articles of Incorporation as in effect immediately prior to the Effective Time, (ii) the Company’s Bylaws as in effect immediately prior to the Effective Time, (iii) resolutions approved by the Company’s Board of Directors approving and authorizing the Agreement, the Ancillary Agreements and the Transactions, (iv) the resolutions adopted by the Company’s Shareholders, and (v) a certificate of good standing (including tax good standing) issued by the California Secretary of State dated as of a date no more than five (5) Business Days prior to the Effective Date.

(e) Closing Date Balance Sheet; Payment of Existing Indebtedness. The Company shall have delivered to Parent the Closing Date Balance Sheet and evidence that the amount of all Existing Indebtedness has been paid other than the Existing Indebtedness set forth on Schedule 3.2(e).

(f) Dissenters’ Rights. Not more than one percent (1%) of the Company Common Stock and Preferred Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(g) FIRPTA Documents. The Company shall have delivered to Parent all necessary forms and certificates complying with applicable law and duly executed, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(h) Closing Date Payment Schedule. Parent shall have received the Closing Date Payment Schedule, as updated through Closing.

(i) Resignation Letters. The Company shall have delivered to Parent written resignations of all officers, employees and directors of the Company effective as of the Effective Time.

(j) The Company Securities. The Company Securities shall have been terminated.

(k) Escrow Agreement. Parent shall have received the Escrow Agreement, executed by the Escrow Agent, the Parent and the Shareholders’ Representative.

(l) Legal Opinion. The Company shall cause its legal counsel to deliver to the Parent an opinion letter relating to the Transaction, in form and substance reasonably acceptable to the Parent.

(m) Other Documents. The Company and the Principal Shareholders, as applicable, shall deliver such certificates and other agreements, documents and instruments as reasonably requested by the Parent.

3.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all respects, on and as of the date of this Agreement and on and as of the Closing Date, as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Parent, Sub and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers. The Company shall have received a certificate executed on behalf of Parent, Sub and Merger Sub by an executive officer of Parent, Sub and Merger Sub, respectively, certifying that the conditions set forth in Sections 3.3(a) and 3.3(b) have been satisfied.

3.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 3.1, 3.2 or 3.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Parent and the Merger Sub to enter into this Agreement, the Company hereby represents and warrants to the Parent and the Merger Sub that, as of the date hereof and as of the Closing Date:

4.1 Organization and Corporate Power. The Company and each Company Subsidiary of the Company is a corporation, duly organized, validly existing and in good standing under the Legal Requirements of the State of California, has the full corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and presently proposed to be conducted, and is duly qualified to do business as a foreign corporation in each of the jurisdictions listed in Schedule 4.1 attached hereto, which constitute all of the jurisdictions in which the failure to so qualify would have a material adverse effect on the Company. The Company furnished to the Parent complete and correct copies of the Company’s and each Company Subsidiary’s Articles of Incorporation and Bylaws, each as in effect as of the date hereof.

4.2 Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party and subject to adoption by the Company’s Shareholders of this Agreement and approval by the Company’s Shareholders of the Merger, to consummate the Transaction. Assuming the receipt of the Requisite Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transaction have been duly and validly authorized and approved by all requisite action on the part of the Company, and, other than the Requisite Shareholder Approval, no other approval or other proceedings (corporate or otherwise) on the part of the Company or the Shareholders is necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transaction. This Agreement and each of the Ancillary Agreements to which the Company is a party has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies. Except as set forth in Schedule 4.2, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby, except for the filing of the Agreement of Merger, as provided in Section 2.2.

4.3 Capitalization. The authorized, issued and outstanding shares of capital stock of the Company immediately as of the Closing are set forth on Schedule 4.3. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and are free of preemptive right, and all shares of capital stock of the Company reserved for issuance upon exercise or vesting of outstanding options or warrants to purchase any shares of Company Stock will be, upon issuance, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the Closing (a) there are no outstanding or authorized Company Securities; (b) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Company Stock; and (d) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of shares of Company Stock. With respect to each Shareholder, Schedule 4.3 sets forth the number, class and series of shares of Company Common Stock and Preferred Stock that each Shareholder holds of record, and the address and state of residence of such Shareholder. The allocation of the Merger Consideration as set forth in the Closing Date Payment Schedule complies and is in accordance, in all material respects, with the Company’s Articles of Incorporation and the CCC.

4.4 No Investments. Except as set forth on Schedule 4.4, the Company does not have any Subsidiaries, and the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

4.5 Absence of Conflicts. Except as set forth on Schedule 4.5, neither the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party nor the consummation or performance of the Transaction in accordance with the terms of this Agreement and the Ancillary Agreements will (with or without notice or lapse of time, or both): (a) contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation or the Bylaws of the Company or any Company Subsidiary; (b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement to which the Company, any Company Subsidiary, or their businesses, properties or assets may be subject; (c) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Company or any Company Subsidiary; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or give rise to a purchase or comparable right under, or result in the loss of any benefit or right under, any Contract to which the Company or any Company Subsidiary is a party or by which any of its or their properties or assets is bound, including, but not limited to, the Contracts listed on Schedule 4.11; or (e) result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by the Company or any Company Subsidiary.

4.6 Financial Statements. Prior to the Closing, the Company has delivered to the Parent consolidated financial statements of the Company (balance sheet and statements of operations, cash flow and shareholders’ equity) for the years ended June 30, 2012 and 2011 (the “Financial Statements”) audited by a United States based independent public accounting firm registered with the Public Company Accounting Oversight Board. The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP from the accounting records of the Company applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly and accurately present the financial condition and operating results of the Company in all material respects as of the respective dates and for the respective periods indicated, and are consistent with the method in which they are presented, all in accordance with GAAP. The Company also has delivered to the Parent copies of all letters from the Company’s auditors to its boards of directors or audit committee since inception, together with copies of all responses thereto.

4.7 Absence of Undisclosed Liabilities.

(a) Except as set forth on Schedule 4.7, neither the Company nor any Company Subsidiary has any Liabilities arising out of transactions entered into prior to the Effective Time, except: (i) Liabilities stated in the Financial Statements, and (iii) Liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business.

(b) Without limiting the generality of the foregoing, except as set forth on Schedule 4.7, the Company and each Company Subsidiary has complied with all applicable Legal Requirements, and neither the Company nor any Company Subsidiary has received notice or other written communication alleging a violation of any applicable Legal Requirement.

4.8 Absence of Certain Developments. Except as disclosed on Schedule 4.8, since June 30, 2012 through the date hereof, there has occurred no change which, individually or in the aggregate, has resulted in a Material Adverse Change of the Company or any Company Subsidiary. Except as set forth on Schedule 4.8 and except as expressly required by this Agreement, since June 30, 2012, (x) the Company and each Company Subsidiary has operated its business in all material respects in the Ordinary Course of Business and (y) neither the Company nor any Company Subsidiary has:

(a) made any loans or advances to, or guarantees for the benefit of, any Person;

(b) incurred any Indebtedness other than in the Ordinary Course of Business;

(c) mortgaged, pledged or subjected, or allowed or suffered to become subject, to any Lien, any material portion of its properties or assets;

(d) entered into, amended (including through waivers or other modifications) or terminated, any Lease or Contract (other than in the Ordinary Course of Business);

(e) made or granted any bonus or any wage, salary or compensation increase (including with respect to any severance or change in control payment) to any current or former director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(f) made any capital expenditure or commitments for capital expenditures or any investment in any other Person, or entered into any Lease or lease of capital equipment;

(g) changed or authorized any change in its Articles of Incorporation or Bylaws;

(h) declared, set aside or paid any dividends or made any other distributions with respect to, or purchased, redeemed or otherwise acquired or agreed to acquire, any shares of its capital stock or other securities (including any warrants, options or other rights to acquire capital stock or other equity securities;

(i) changed or authorized any change in its accounting practices or policies or method of accounting for any items in the preparation of its financial statements;

(j) incurred any physical damage, destruction or other casualty loss, whether or not covered by insurance, affecting any of its property;

(k) entered into any settlement, conciliation or similar contract involving claims, or paid, discharged, settled, waived or satisfied any material Liabilities or rights;

(l) waived any of its material rights or claims;

(m) cancelled or entered into any agreement to cancel, any Indebtedness or other obligation owing to it;

(n) sold or transferred or entered into any agreement to sell or transfer, any of its material assets, properties or rights; or

(o) entered into or approved any agreement, Contract, arrangement or understanding to do, engage in or cause or having the effects of, any of the foregoing.

4.9   Title to Assets.

(a) Neither the Company nor any Company Subsidiary owns any land or other interest in real property.

(b) Schedule 4.9(b) sets forth the address of all Leased Premises of the Company and any Company Subsidiary and a true and complete list of all Leases for each of the Leased Premises. The Company has delivered to the Parent a complete and correct copy of each such Lease. The Leased Premises constitute all of the real property used, occupied or held for use by the Company or any Company Subsidiary.

(c) Except as set forth on Schedule 4.9(c), the Company and each Company Subsidiary has good and marketable title to (or in the case of assets identified as leased in the books and records of the Company or any Company Subsidiary, a valid leasehold interest in) the Tangible Personal Property that is shown on the Financial Statements or acquired thereafter, free and clear of all Liens.

4.10 Taxes. The Company and each Company Subsidiary has filed all Tax Returns that it was required to file for all applicable Taxes, for all years and periods, and portions thereof for which the due date (with extension) falls on or before the Closing Date, neither the Company nor any Company Subsidiary has waived any statute of limitations or is currently the beneficiary of any extension of time within which to file any Tax Return. All such Tax Returns are complete and correct in all material respects, and proper records have been maintained to substantiate the accuracy and correctness of all such Tax Returns. There are no liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary. Except as set forth on Schedule 4.10, with respect to Taxes of the Company or any Company Subsidiary, there are no Tax Contests or investigations by any Governmental Authority pending or ongoing, no written notice that a Tax Contest or investigation is pending or proposed has been received from any Governmental Authority, and, to the Knowledge of the Company, no Tax Contest or investigation has been threatened. No claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary may be subject to taxation by that jurisdiction. The Company and each Company Subsidiary has timely withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person, including any employee, equityholder or creditor, and the Company and each Company Subsidiary has properly completed and timely filed all IRS Forms W-2, 1042 and 1099 (and similar forms) required with respect thereto. Neither the Company nor any Company Subsidiary has made, and is or will become obligated to make, any payments that will be nondeductible under Section 280G of the Code. There are no unpaid Taxes of the Company or any Company Subsidiary relating to or arising out of any period (or partial period) ending on or prior to the Closing Date, except to the extent that such Taxes, being current Taxes not yet due and payable, are properly accrued by the Company on the Financial Statements or have been properly accrued since the date of the Financial Statements in the Ordinary Course of Business, and since the date of the Financial Statements neither the Company nor any Company Subsidiary has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business. Except as set forth in Schedule 4.10, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by the Company or any Company Subsidiary, or that include or are treated as including, the Company or any Company Subsidiary with respect to any Tax assessment or deficiency or Tax Contest affecting the Company or any Company Subsidiary.

4.11 Contracts and Commitments. Attached as Schedule 4.11 is a list of all of the Company’s and any Company Subsidiary’s Contracts. Except as described in Schedule 4.11 neither the Company nor any Company Subsidiary is a party to any other agreement, Contract or arrangement. All of the Contracts listed on Schedule 4.11 are in full force and effect and are legal, valid, and binding obligations of the Company and Company Subsidiary, enforceable in accordance with their terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company and each Company Subsidiary is in compliance with all terms and requirements of each such Contract and, to the Knowledge of the Company, each other Person that is party to any such Contract is in compliance with the terms and requirements of such Contract. To the Knowledge of the Company, no event has occurred or circumstance existing that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company, any Company Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any such Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company or any Company Subsidiary under any such Contract other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such renegotiation. Neither the Company nor any Company Subsidiary has released or waived any of its rights under any Contract listed on Schedule 4.11.

4.12 Intellectual Property.

(a) Schedule 4.12(a) contains a complete and accurate list of the following, to the extent they are Owned Company Intellectual Property: (i) all registered Trademarks and applications therefor; (ii) all Patents; (iii) all registered Copyrights and applications therefor; (iv) all Domain Names, in each case listing, if and as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number, and (v) all twitter, facebook and other social media accounts. To the Knowledge of the Company, all such Owned Company Intellectual Property is valid and enforceable. All of the Intellectual Property Rights, to the extent they are Owned Company Intellectual Property, are owned beneficially, and with respect to applications and registrations therefor, of record, solely by the Company or a Company Subsidiary, and the Company or a Company Subsidiary is solely responsible for the costs of acquisition, development, maintenance, and prosecution of such Company Intellectual Property, and all necessary registration, maintenance, renewal and other relevant filing fees in connection with such Company Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any of the foregoing have been timely filed, with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Intellectual Property. There are no actions that must be taken by the Company or any Company Subsidiary within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.

(b) Schedule 4.12(b) contains a complete and accurate list of all Contracts of the Company or any Company Subsidiary (i) under which the Company or any Company Subsidiary uses or has the right to use any Licensed Company Intellectual Property, or (ii) under which the Company or any Company Subsidiary has transferred, assigned or licensed to others the right to use any Company Intellectual Property (such agreements, the “Company Intellectual Property Agreements”). To the Knowledge of the Company, as of the date hereof, there are no pending disputes regarding the scope of such Company Intellectual Property Agreements, performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements. No Company Intellectual Property Agreements give ownership or exclusive rights to any improvements or derivative works of any Licensed Company Intellectual Property made by the Company or any Company Subsidiary, except where the Company or any Company Subsidiary has a license or other rights to make use of such improvements or derivative works.

(c) The Company and each Company Subsidiary owns all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens. The Company and each Company Subsidiary owns or has sufficient rights to use all Intellectual Property Rights necessary for the operation of the business of the Company and each Company Subsidiary as currently conducted and as proposed to be conducted.

(d) The Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, as of the date hereof, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the Knowledge of the Company, all use and disclosure by the Company of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement would not result in, individually or in the aggregate, a Material Adverse Change.

(e) As of the date hereof, (i) the Company has not infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party and (ii) no third party is infringing or otherwise violating any Owned Company Intellectual Property. The conduct of the business of the Company and the Company Subsidiaries as currently conducted and as proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any third Person, and no claim has been made, notice given or dispute arisen to that effect.

(f) As of the date hereof, neither the Company nor any Company Subsidiary has received written notice of a claim that the conduct of the Company’s or any Company Subsidiary’s business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person. As of the date hereof, neither the Company nor any Company Subsidiary is subject to any Order that restricts or impairs the use of any Company Intellectual Property.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or any Company Subsidiary granting to any third party any rights or licenses to any Company Intellectual Property, (ii) any third Person that is a party to a Company Intellectual Property Agreement having the right to terminate the applicable Company Intellectual Property Agreement, (iii) the imposition of any Lien on any Owned Company Intellectual Property, or (iv) the Company or the Parent being obligated to pay any royalties, fees, honoraria or other amounts to any third party.

4.13 Brokerage. Except as set forth on Schedule 4.13, no broker, finder or investment banker acting on behalf of the Shareholders, the Company or any Company Subsidiary is entitled to any fee, commission or other payment from the Shareholders, the Company or any Company Subsidiary in connection with this Agreement or the Transaction.

4.14 Governmental Licenses and Permits. Schedule 4.14 contains a complete and correct listing of all permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations of Governmental Authorities (including all licenses, permits and other authorizations that are required pursuant to any Environmental Requirements for the occupancy of its properties or facilities, or the operation of its businesses) (collectively, the “Licenses”) owned or possessed by the Company or any Company Subsidiary, and no other Licenses are required for the conduct of the business of the Company or any Company Subsidiary as currently conducted or as proposed to be conducted. Except as set forth on Schedule 4.14, all Licenses are in full force and effect and the Company and each of the Company Subsidiaries is operating and has operated in compliance with all such Licenses as well as the applicable orders, approvals and variances related thereto, and are not in violation of any of the foregoing. Except as specifically provided on Schedule 4.14, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company or any Company Subsidiary by, any such Licenses.

4.15 Employment and Labor Matters.

(a) Schedule 4.15(a) attached hereto sets forth a true, correct and complete list of: (i) all written agreements with any employee, officer, director or consultant of the Company or any Company Subsidiary, including without limitation all non-competition agreements, (ii) the current fixed and variable rate of compensation and benefits of any employee, officer, director or consultant of the Company or any Company Subsidiary, (iii) the accrued vacation, if applicable, of any employee, officer, director or consultant of the Company or any Company Subsidiary and (iv) all agreements which provide for severance benefits to be paid or payable to any employee, officer, director or consultant of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has entered into any other agreements with any director, officer or employee of the Company or any Company Subsidiary, including without limitation, any agreement granting severance benefits or benefits payable upon a change of control of the Company or any Company Subsidiary.

(b) There are no former employees of the Company or any Company Subsidiary, who are entitled to, or receiving, COBRA Coverage as of the date of this Agreement.

(c) Since its formation, neither the Company nor or any Company Subsidiary has been the subject of any union activity or labor dispute, nor has there been any strike of any kind or similar labor activity called, or threatened to be called, against the Company or any Company Subsidiary; and, to the Knowledge of the Company, neither the Company nor or any Company Subsidiary has violated in any material respects any applicable federal or state law or regulation relating to labor or labor practices with regard to the operations of the Company or any Company Subsidiary, including, without limitation, all laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination and similar employment activities, and neither the Company nor or any Company Subsidiary is a party to any collective bargaining agreement affecting the Company or any Company Subsidiary.

(d) With respect to the business conducted by the Company or any Company Subsidiary, there are no unpaid wages, bonuses or commissions (other than those not yet due) nor does the Company or any Company Subsidiary owe any Tax, penalty, assessment or forfeiture for failure to comply with any of the foregoing.

(e) Neither the Company nor or any Company Subsidiary maintains, contributes to or has any Liability or potential Liability with respect to (i) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or (ii) any other plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of the Company or any Company Subsidiary or to any other Person (in each case of (i) and (ii), a “Plan”).

4.16 Insurance. Schedule 4.16 lists each insurance policy maintained by or for the benefit of the Company or any Company Subsidiary with respect to the Company’s or any Company Subsidiary’s assets, properties or businesses (including the name of the insurer, the policy number, and the period, amount and scope of coverage). Such policies are in amounts and have coverages as required by any contract to which the Company or any Company Subsidiary is a party or by which any of its or their assets or properties is bound. All such insurance policies are in full force and effect. Neither the Company nor any Company Subsidiary is in default with respect to its obligations under any such insurance policy or has received written notice of cancellation or termination in respect of any such policy, and, to the Knowledge of the Company, no cancellation or termination of any such policy is pending or threatened by the current insurers of the Company or any Company Subsidiary.

4.17 Affiliate Transactions. Except as disclosed on Schedule 4.17, neither (a) any current or former officer, director, manager, Shareholder or unitholder of the Company or any Company Subsidiary, (b) any individual related by blood, marriage or adoption to any of the foregoing individuals, (c) any trust or comparable entity that is operated for the benefit of any of the individuals referred to in each of the foregoing clauses, nor (d) any entity in which any Person referred to in each of the foregoing clauses owns any beneficial interest, (i) is a party to any agreement, contract, commitment or transaction with the Company or any Company Subsidiary, or (ii) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company’s or any Company Subsidiary’s business.

4.18 Environmental and Safety Matters. Each of the Company and the Company Subsidiaries has obtained and complied in all material respects with all Licenses that may be required pursuant to Environmental Requirements or Safety Requirements for the occupation of its facilities and the operation of its business; and the Company and each Company Subsidiary is, and at all times has been, in compliance in all material respects with all Environmental Requirements and Safety Requirements. To the Knowledge of the Company, there is no fact or circumstance which could form the basis for the assertion of any claim against the Company or any Company Subsidiary under any Environmental Requirements, including CERCLA or any similar Law, with respect to any on-site or off-site location, or under any Safety Requirements.

4.19 Litigation and Compliance with Law.

(a) Except as set forth on Schedule 4.19, there are no Proceedings, pending or, to the Company’s Knowledge, threatened against or affecting the Company or any Company Subsidiary, at Law or in equity, or before or by any Governmental Authority or instrumentality having jurisdiction over the Company or any Company Subsidiary. No notice of Proceeding, whether pending or threatened, has been received by the Company or any Company Subsidiary, and, there is no basis therefor.

(b) Except to the extent set forth on Schedule 4.19, (i) the Company and each Company Subsidiary has, at all times, conducted its business in compliance with all Legal Requirements applicable to its business or assets, and (ii) the Company and each Company Subsidiary currently conduct its business operations in compliance with all Legal Requirements.

4.20 Books and Records. The books of account and other financial records to be transferred to the Parent pursuant hereto are in all material respects complete and correct, are maintained in accordance with all Legal Requirements, and are accurately reflected in the Financial Statements. The Company has provided to the Parent and its Representatives true and complete copies of or access to all minute books or corporate records relating to the Company and each Company Subsidiary.

4.21 Bank Accounts, Letters of Credit and Powers of Attorney. Schedule 4.21 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and each Company Subsidiary (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company and each Company Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company and each Company Subsidiary. The Company has heretofore delivered to the Parent true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 4.21.

4.22 Accuracy of Information Furnished by the Company; Full Disclosure. No written representation, statement or information made or furnished by the Company to the Parent, including without limitation, those contained in this Agreement and the various attachments hereto, including the Schedules, and the other information and statements previously furnished by the Company to the Parent, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading. Except as contemplated by or disclosed in the Schedules, there is no fact or circumstance known to the Company that could reasonably be expected to result in a Material Adverse Change. The Company makes no other representation or warranties other than as expressly set forth in this Agreement and the Ancillary Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

As a material inducement to the Parent and the Merger Sub to enter into this Agreement, each Principal Shareholder, individually with respect to himself, herself or itself only, hereby represents and warrants to the Parent and the Merger Sub that, as of the date hereof and as of the Closing Date:

5.1 Organization and Power. With respect to each Principal Shareholder that is a legal entity, such Principal Shareholder is duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization or formation, and has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Principal Shareholder is a party and to perform its obligations hereunder and thereunder and consummate the Transaction.

5.2 Authorization. The execution, delivery and performance by such Principal Shareholder of this Agreement and the Ancillary Agreements to which such Principal Shareholder is a party and the consummation of the Transaction have been duly and validly authorized by all requisite action on the part of such Principal Shareholder, and no approval or other proceedings on his, her or its part are necessary to authorize the execution, delivery or performance of this Agreement and such Ancillary Agreements. Such Principal Shareholder has the full power to sell, exchange, assign, transfer and deliver its shares of Company Stock to the Parent or the Surviving Corporation, as the case may be, free and clear of all Liens. This Agreement has, been duly executed and delivered by such Principal Shareholder, and constitutes a legal, valid and binding obligation of such Principal Shareholder enforceable against such Principal Shareholder in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which such Principal Shareholder is a party will have been duly executed and delivered by such Principal Shareholder, and will constitute a legal, valid and binding obligation of such Principal Shareholder enforceable against such Principal Shareholder in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

5.3 Absence of Conflicts. Neither the execution and delivery by such Principal Shareholder of this Agreement and the Ancillary Agreements to which such Principal Shareholder is a party nor the performance by such Principal Shareholder of its obligations hereunder and thereunder in accordance with the terms of this Agreement and the Ancillary Agreements will not (with or without the giving of notice or the lapse of time, or both):

(a) contravene, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter, bylaws, partnership agreement or similar organizational documents of such Principal Shareholder, if applicable;

(b) contravene, conflict with or result in a material violation or breach of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement applicable to such Principal Shareholder or any of such Principal Shareholder’s assets or properties, or require any consent or approval of or any notice or filing with any Governmental Authority or other Person; or

(c) contravene, conflict with or result in a material breach or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, contract or other instrument or obligation to which such Principal Shareholder is a party or by which any of such Principal Shareholder’s assets or properties is bound.

5.4 Title. As of the Closing, such Principal Shareholder is the sole record and beneficial owner of the Company Stock set forth opposite such Principal Shareholder’s name on Schedule 4.3 hereto. Except as set forth on Schedule 5.4, such Principal Shareholder is not a party to any voting trust, proxy or other contract or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

5.5 Litigation. There is no Proceeding at law or in equity pending or, to the Knowledge of such Principal Shareholder, threatened against, and there is no outstanding Order applicable to, such Principal Shareholder or the Company that seeks to restrain, enjoin, prevent or prohibit the consummation of any part of the Transaction.

5.6 Investment Representations.

(a) Such Principal Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the 1933 Act or such Principal Shareholder either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks involved in acquiring shares of Parent Common Stock in connection with the Merger. Such Principal Shareholder either alone or with his purchaser representative has sufficient knowledge and experience in investing in companies similar to the Parent so as to be able to evaluate the risks and merits of an investment in Parent Common Stock. Such Principal Shareholder is able to financially bear the risks of loss of its entire investment in Parent Common Stock issuable hereunder.

(b) Such Principal Shareholder has carefully read this Agreement and the Information Statement provided in connection herewith, including all exhibits and appendices hereto and thereto. The Parent has made available to such Principal Shareholder and/or its attorney all documents and materials that it or they have requested relating to an investment in the Parent and has provided answers to all of its or their questions concerning an investment in the Company and such Principal Shareholder has carefully reviewed all such documents and materials. In evaluating the suitability of an investment in the Parent, such Principal Shareholder has not relied upon any representations or other information (whether oral or written) other than set forth in the Information Statement provided in connection herewith.

(c) Such Principal Shareholder is acquiring the shares of Parent Common Stock for his or her own account as principal, and not as nominee or agent, for investment purposes and not with a view to or for sale in connection with any distribution thereof except for any distribution in compliance with the registration provisions of the 1933 Act.

(d) Such Principal Shareholder understands that the shares of Parent Common Stock being issued in connection with the Merger are “restricted” under applicable U.S. federal and state securities laws inasmuch as they are being acquired from the Parent in a transaction not involving a public offering and that, pursuant to these laws and applicable regulations, the Principal Shareholder must hold the shares of Parent Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Principal Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the timing and manner of sale, the holding period for the share of Parent Common Stock, and on requirements relating to the Parent which are outside of the Principal Shareholder’s control, and which the Parent is under no obligation and may not be able to satisfy. In this connection, such Principal Shareholder represents that it is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act

(e) Such Principal Shareholder understands that the representations and warranties contained in this Section 5.6 are given with the intention that Parent may rely thereon for purposes of claiming such exemptions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to the Company and the Principal Shareholders to enter into this Agreement, the Parent and the Merger Sub hereby represent and warrant to the Company and the Principal Shareholders that as of the date hereof and as of the Effective Time:

6.1 Organization and Power. Each of the Parent and the Merger Sub is a corporation validly existing and in good standing under the laws of the of the jurisdiction of its organization or formation, with full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

6.2 Authorization of Transaction. Each of the Parent and the Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Parent or the Merger Sub is a party and the consummation of the Transaction have been duly and validly authorized and approved by all requisite action on the part of the Parent and the Merger Sub. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger; (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Material Adverse Change on Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement; or (iii) any filings, permits, authorizations, consents and approvals as may be required under the 1933 Act, state securities or blue sky laws, and the 1934 Act. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and constitutes the valid and binding agreement of the Parent and the Merger Sub enforceable against them in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which the Parent or the Merger Sub is a party will have been duly executed and delivered by such Person, and will constitute a legal, valid and binding obligation of such Person enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

6.3 Absence of Conflicts. Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction, will (with or without notice or lapse of time), (a) contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation, bylaws or comparable organizational documents of the Parent or Merger Sub; or (b) materially contravene, conflict with, or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement to which the Parent or the Merger Sub may be subject.

6.4 Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Parent, threatened against or affecting the Parent at law or in equity, or before or by any Governmental Authority, which would materially affect the performance of the Parent or the Merger Sub of their obligations under this Agreement or the Ancillary Agreements to which the Parent or the Merger Sub is a party or the consummation of the Transaction.

6.5 Brokers’ Fees. No agent, broker, finder, investment banker or other Person, acting on behalf of the Parent or any of its Affiliates, is or will be entitled to any fee, commission or other payment from the Parent or any of its Affiliates in connection with this Agreement or the Transaction.

6.6 SEC Reports; Financial Statements. The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof since March 31, 2010 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

6.7 Absence of Certain Developments. Except as disclosed in the SEC Reports, since March 31, 2012 through the date hereof, there has occurred no change which, individually or in the aggregate, has resulted in a Material Adverse Change of the Parent.

ARTICLE VII

TAX MATTERS COVENANTS

7.1 Shareholders Tax Indemnification. Notwithstanding Article IX hereto, each of the Principal Shareholders shall, jointly and severally, indemnify and defend the Parent Indemnitees and hold them harmless from and against (without duplication) any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company or any Company Subsidiary for all Taxable periods ending on or before the Closing Date and the portion through the Tax Effective Time of any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an Affiliated Group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-United States law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date.

7.2 Closing of Taxable Period. The Shareholders and the Parent shall, to the extent permitted by applicable Legal Requirements, elect with the relevant Governmental Authorities to close the Taxable period of the Company at 11:59 p.m. on the Closing Date. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or any Company Subsidiary and the amount of any sales, use, employment or withholding Taxes of the Company or any Company Subsidiary shall be determined based on an interim closing of the books as of 11:59 p.m. on the Closing Date (the “Tax Effective Time”) (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any Company Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company or any Company Subsidiary `for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.3 Responsibility for Filing Tax Returns. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company or any Company Subsidiary that are due after the Closing Date. Any expenses incurred by the Parent in preparation of said Tax Returns shall be borne by the Principal Shareholders and that number of shares of Parent Common Stock equal to such expenses (calculated using the closing price of the Parent Common Stock on the Business Day immediately preceding the date such payment is to be made to the Parent) shall be deducted from the Escrow Shares as an adjustment to the Merger Consideration. The Parent and the Shareholders’ Representative shall consult and cooperate as to any elections to be made on Tax Returns of the Company for periods ending on or before 11:59 p.m. on the Closing Date.

7.4 Cooperation on Tax Matters.

(a) The Parent and the Company, on the one hand, and the Principal Shareholders, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article VII and any Tax Contest. The Company and each Principal Shareholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company or any Company Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Parent or the Principal Shareholders, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or such Principal Shareholder, as the case may be, shall allow the other Party to take possession of such books and records.

(b) The Parent and each Principal Shareholder further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction contemplated by this Agreement), and to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code, Section 6043A of the Code, and all Treasury Regulations promulgated thereunder.

7.5 Tax Contests. The Parent shall control any Tax Contest, including determining actions taken to pay, dispute, compromise or settle such Taxes, and the Shareholders’ Representative shall have the right to participate in such Tax Contest to the extent the proceedings relate to any matter which may give rise to an indemnification payment by the Principal Shareholders under this Article VII, or to the extent the proceedings may materially adversely affect the Principal Shareholders’ Liability for Taxes relating to the Company; provided , however , neither the Parent nor the Company, may compromise or settle any such Tax Contest in a manner that would reasonably be expected to adversely affect a Principal Shareholder with respect to any Taxable period for which such Principal Shareholder is responsible pursuant to this Article VII, without the prior written consent of such Principal Shareholder (which consent shall not be unreasonably withheld, conditioned or delayed). Any consent required under this Article VII to be given by a Principal Shareholder may be given by the Shareholders’ Representative, and if given, shall be binding on such Principal Shareholder. In any Tax Contest where a Principal Shareholder elects to participate, each Party shall bear its own costs for participating in such Tax Contest, and all Parties shall cooperate in good faith before any final resolution is reached.

7.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transaction shall be paid one-half by the Parent and one-half by the Shareholders.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Interim Operations of the Company and the Company Subsidiaries. The Company covenants and agrees that after the date hereof and prior to the Closing Date, except as expressly provided in this Agreement or as may be agreed in writing by Parent:

(a) the business of the Company and the Company Subsidiaries shall be conducted in the same manner as heretofore conducted and only in the ordinary course consistent with past practice, and the Company and the Company Subsidiaries shall use their best efforts to preserve the business organization of the Company and the Company Subsidiaries intact, keep available the services of the current officers and employees and maintain the existing relations with customers, suppliers, creditors, business partners and others having business dealings with the Company and the Company Subsidiaries, to the end that the goodwill and ongoing business of the Company and the Company Subsidiaries shall be unimpaired at the Closing Date;

(b) neither the Company nor any Company Subsidiary shall issue, sell, transfer, pledge, dispose of or encumber any shares, options, warrants or other securities, equity, debt, convertible or otherwise;

(c) neither the Company nor any Company Subsidiary shall: (i) amend its Articles of Incorporation, bylaws or any other organization document, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property; (iii) split, combine or reclassify any shares or other securities; or (iv) redeem, purchase or otherwise acquire directly or indirectly any shares or other securities;

(d) neither the Company nor any Company Subsidiary shall organize any subsidiary which is not wholly owned by the Company or acquire any capital stock or other equity securities, or equity or ownership interest in (or any right or option to receive any of the foregoing) the business, of any other Person;

(e) neither the Company nor any Company Subsidiary shall modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

(f) neither the Company nor any Company Subsidiary shall: (i) incur or assume any indebtedness; (ii) repay, discharge, purchase, repurchase or satisfy any indebtedness issued or guaranteed by the Company or any Company Subsidiary (excluding any regularly scheduled payments); (iii) modify the terms of any indebtedness or other Liability; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (v) make any loans, advances or capital contributions to, or investments in, any other Person; (vi) enter into any material commitment or transaction; (vii) dispose of or permit to lapse any rights to any Intellectual Property Rights; or (viii) write off as uncollectible any notes or accounts receivable;

(g) neither the Company nor any Company Subsidiary shall (i) make any material change in the compensation payable or to become payable to any of its existing officers, directors, employees, agents or consultants (other than normal recurring increases in the ordinary course of business) or to Persons providing management services, (ii) enter into or materially amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any person who is an officer, director, employee, Affiliate, agent or consultant of the Company as of the date of this Agreement; or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(h) neither the Company nor any Company Subsidiary shall (i) pay or agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company or any Company Subsidiary is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company or any Company Subsidiary is unconditionally obligated to do so on the date hereof, or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(i) neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated;

(j) neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its Liabilities other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(k) neither the Company nor any Company Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(l)      neither the Company nor any Company Subsidiary shall (i) fail to file, on a timely basis, including allowable extensions, with appropriate Governmental Authorities all Tax Returns required to be filed or fail to remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, (ii) incur any material obligation to make any payment of, or in respect of, any Tax, except in the ordinary course of business, (iii) enter into a closing agreement relating to Taxes, settle any claim, assessment or Tax Contest relating to Taxes, make or change any Tax election or file any amended Tax Returns or make or change any accounting method relating to Taxes, (iv) change any of the accounting methods used by it unless required by GAAP or (v) agree to extend or waive any statutory period of limitation for the assessment of Tax;

(m)    neither the Company nor any Company Subsidiary shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article III not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company or Parent to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

(n)    neither the Company nor any Company Subsidiary shall enter into any agreement, Contract or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

8.2 Access; Confidentiality.

(a) Between the date of this Agreement and the Closing, the Company shall, and shall cause the Company Subsidiaries to (i) afford Parent and its authorized representatives reasonable access to all books, records, offices, properties and other facilities of the Company and the Company Subsidiaries, (ii) permit Parent and its authorized representatives to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish Parent and its authorized representatives with such financial and operating data and other information as Parent may from time to time reasonably request. Parent and its authorized representatives shall conduct all such inspections in a manner that is reasonably designed to limit disruptions to the business and operations of the Company. No information or knowledge obtained in any investigation pursuant to this Section 8.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

8.3 Shareholder Approval; Disclosure Document. As promptly as practicable after the execution of this Agreement by the Company, the Company shall take all actions necessary and appropriate in accordance with the CCC and its Articles of Incorporation and Bylaws to either (i) duly call, give notice of, convene and hold a meeting of its Shareholders or (ii) solicit the written consent from the Company’s Shareholders, to consider and vote upon the adoption and approval of this Agreement and the Transactions by at least (A) a majority of the outstanding shares of the Company’s Common Stock, and (B) a majority of the outstanding shares of the Preferred Stock (collectively, the “Requisite Shareholder Approval”) and to cause to be prepared such disclosure documents as are necessary and appropriate pursuant to the requirements of the CCC and the rules and regulations promulgated thereunder (the “Information Statement”). The Company’s Board of Directors will recommend to its Shareholders approval of this Agreement and the Transactions. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in preparing and mailing to Shareholders such amendment or supplement. The Company shall comply with the requirements of the CCC and the rules and regulations promulgated thereunder in connection with the solicitation of votes to approve this Agreement and the Merger from the Shareholders.

8.4 New Employment Arrangements. The Company shall cause each employment agreement or other arrangement listed on Schedule 4.15(a) to be terminated at or prior to the Effective Time, and the Company shall offer to the employees listed on Schedule 8.4 attached hereto (each a “Key Employee,” and collectively, the “Key Employees”) employment by the Parent, each pursuant to an employment agreement in form and substance mutually agreed to by the Parent and such Key Employee (each a “Key Employee Employment Agreement”). Each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Closing Date, including the Key Employees, shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Continuing Employees shall execute any standard agreements required to be executed by Parent’s employees.

8.5 COBRA Coverage. Upon and at all times after the Effective Time, the Surviving Corporation and Parent shall be solely responsible for providing, and shall assume the obligation to provide, COBRA Coverage with respect to any employees of the Company or other Persons who will be entitled to COBRA Coverage, as a result of the transactions contemplated by this Agreement or otherwise, as required by COBRA and other applicable laws.

8.6 Appointment of Director. Effective as of the Effective Time, the Parent shall cause Eric Rice to be appointed as a member of the Board of Directors of the Parent, in addition to his appointment as Executive Vice President of Sales of the Parent.

8.7 Cancellation or Termination of Company Securities. The Company shall take such actions as are necessary and appropriate to cause each Company Security listed on Schedule 4.3 to be terminated at or prior to the Effective Time for no consideration.

8.8 Press Releases and Announcements. No press releases or other announcements to the employees, customers or suppliers of the Company related to this Agreement, any Ancillary Agreement or the Transaction shall be issued without the mutual approval of the Parent and the Shareholders’ Representative; provided, however, that the Parent may issue a press release after the stock market closes or before the stock market opens on the Closing Date. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, nothing herein or in any Ancillary Agreement shall prohibit the Parent from making any filings with or disclosures to any third party and/or any Governmental Authority (including any national securities exchange) with respect to this Agreement, any Ancillary Agreement or the Transaction, as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

8.9 Further Assurances. The Parties hereto each agree to execute such other documents or agreements or do such other acts as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the Transaction. In addition, the Parent agrees to cooperate reasonably with the Shareholders’ Representative, at Shareholders’ Representatives expense, to the extent the Shareholders’ Representative requests access to documents, employees or data in the event that the Shareholders become the subject of an audit or investigation by a Governmental Authority. From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement. The Principal Shareholders agree, for a period of two (2) years after the Closing Date, upon the request of the Parent, to assist the Parent in compiling historical information of the Company (including the compilation of financial information or otherwise) and to comply with any financial reporting obligations imposed by applicable legal requirements, including the provision of audited financial statements for the calendar year ended December 31, 2012 in accordance with GAAP.

8.10 Expenses. Except as otherwise provided herein, the Parent and the Merger Sub on the one hand and the Company and the Shareholders on the other hand will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transaction.

8.11 Shareholders’ Representative. Each Principal Shareholder hereby irrevocably constitutes and appoints Eric Rice (the “Shareholders’ Representative”), as such Principal Shareholder’s agent and attorney-in-fact, with full power and authority to act, including full power of substitution, in his, her or its name and on his, her or its behalf with respect to all matters arising from or in any way relating to this Agreement and any other agreement entered into in connection with this Agreement (including the Ancillary Agreements) or the Transaction, including to do all things and to perform all acts required or deemed advisable, in its sole discretion, in connection with the Transaction as fully as such Principal Shareholder could if then personally present and acting alone. Without limitation, (i) any communication or other delivery validly delivered to the Shareholders’ Representative shall be deemed to have been validly delivered to each Principal Shareholder, (ii) any consent given or waiver of any provision of this Agreement or any other agreement entered into in connection with this Agreement, by the Shareholders’ Representative shall be binding upon each and every Principal Shareholder, and (iii) except as otherwise provided in Section 11.1, the Shareholders’ Representative is hereby authorized to execute for and on behalf of each Principal Shareholder any amendment to this Agreement or any other agreement entered into in connection with this Agreement. This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Principal Shareholder or by operation of law. Neither the Shareholders’ Representative nor any agent employed by it shall incur any Liability to any Principal Shareholder by virtue of the failure or refusal of the Shareholders’ Representative for any reason to consummate the Transaction or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto. The Principal Shareholders, jointly and severally, agree to indemnify the Shareholders’ Representative, his successors, assigns, agents, attorneys and affiliates (the “Shareholders’ Representative Parties”) and to hold the Shareholders’ Representative Parties harmless against any and all losses, Liabilities or expenses incurred without bad faith on the part of the Shareholders’ Representative and arising out of or in connection with his duties as Shareholders’ Representative, including the reasonable costs and expenses incurred by the Shareholders’ Representative in defending against any claim or Liability in connection herewith.

8.12 No Solicitation by the Company.

(a) From and after the date of this Agreement to the Effective Time or earlier termination of this Agreement pursuant to Section 10, the Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any Representatives retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company shall be a breach of this Section 8.12(a) by the Company. The Company shall, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b) the Company shall promptly advise Parent in writing of the making of any proposal or offer that could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of any such Takeover Proposal and the identity of the person making such proposal. the Company shall (i) keep Parent fully informed in all material respects of the status and details (including any change to the terms thereof) of any Takeover Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any person that describes any of the terms or conditions of any Takeover Proposal.

ARTICLE IX

SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

9.1 Survival. Except as otherwise expressly set forth in this Agreement, the representations, warranties, covenants and agreements of the Company, the Principal Shareholders, and the Shareholders in this Agreement and the Ancillary Agreements, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing for twenty-four (24) months following the Closing Date, except for the representations, warranties and indemnity obligations contained in Sections 4.1 (Organization and Corporate Power), 4.2 (Authorization of Transaction), 4.3 (Capitalization), 4.13 (Brokerage), and Article VII (Tax Matters Covenants), which shall survive for thirty (30) days past the applicable statute of limitations (taking into account any extensions); and except as otherwise expressly set forth in this Agreement no claim for any Losses may be brought on account of any of the foregoing beyond the applicable survival period. The sections enumerated in the preceding sentence shall be referred to herein collectively as the “Designated Representations.” Notwithstanding the foregoing, any claims asserted in good faith and with reasonable specificity (to the extent known at such time) and in writing by notice from any Parent Indemnitee prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. In any such case, such representation, warranty, covenant or agreement shall survive, only for the purposes of claims for indemnity related to such event and not for the purposes of claims for indemnity related to any other event, until any claim for indemnity related to such event is resolved.

9.2 Indemnification.

(a) Indemnity Obligation of the Principal Shareholders.

(i) Subject to the terms and conditions contained in this Article IX, each of the Principal Shareholders, jointly and severally, shall indemnify, defend and hold harmless the Parent, the Company, the Surviving Corporation, any other Affiliate of the Parent and their respective Representatives (collectively, the “Parent Indemnitees”) from and against, and pay to the Company and, if appropriate, the other Parent Indemnitees, any loss, deficiency, damage, Liability, claim, action, obligation, cost, Tax, expense or other charge (including interest, penalties, reasonable legal, accounting, consultant and expert fees and expenses) (each, a “Loss” and collectively “Losses”), which the Company or the other Parent Indemnitees may suffer, sustain or become subject to:

(A) as a result of the breach by the Company of any representation or warranty made by the Company in this Agreement or any Ancillary Agreement;

(B) as a result of the breach by the Company of any covenant or other agreement made by the Company in this Agreement or any Ancillary Agreement;

(C) in respect of Taxes in accordance with Article VII;

(D) as a result of any Third Party Proceeding arising out of or relating to the Company prior to the Closing, whether or not disclosed on any Schedule;

(E) as a result of any Third Party Proceeding arising out of or relating to any Actions by Shareholders in connection with or arising from the consummation of the transactions contemplated herein;

(F) as a result of any Third Party Proceeding arising out of or relating to any prior discussions, letters of intent or agreements entered into prior to the Closing concerning the acquisition of the Company or any capital stock of the Company, whether or not disclosed on any Schedule;

(G) relating to any Existing Indebtedness as of the Closing Date that is not paid at Closing; and

(H) arising from or otherwise relating to any Shareholders’ Transaction Expenses, whenever arising or submitted to the Company.

(ii) Subject to the terms and conditions contained in this Article IX, each Principal Shareholder (as to himself, herself or itself only) shall indemnify, defend and hold harmless the Parent Indemnitees from and against, and pay to the Parent Indemnitees, any Loss that any Parent Indemnitee may suffer, sustain or become subject to arising from, relating to or otherwise in respect of any breach by such Principal Shareholder of: (A) any representation or warranty made by such Principal Shareholder in Article V or any Ancillary Agreement, or (B) the covenants or other agreements made by the Principal Shareholders in this Agreement or any Ancillary Agreement.

(b) Procedure.

(i) If any Parent Indemnitee seeks indemnification under this Section 9.2, such party (the “Indemnified Party”) shall give written notice to the party or parties from whom or which such Indemnified Party is seeking indemnification under this Agreement (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim, which shall mean notice to the Shareholders’ Representative. In that regard, if any Proceeding shall be brought or asserted in writing by any third party (“Third Party Proceeding”) for which an Indemnified Party may seek indemnification pursuant to this Section 9.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail (if known) the basis of such claim and the facts pertaining thereto, and the Indemnified Party, if it so elects by written notice to the Indemnifying Party prior to the expiration of the Dispute Period, shall assume and control the defense thereof (and shall consult with the Indemnifying Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses. Notwithstanding the foregoing, the failure of an Indemnified Party to give any notice contemplated by this Section 9.2(b)(i) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the Indemnifying Party’s ability to remedy, contest, defend or settle with respect to such Third Party Proceeding is actually prejudiced thereby.

(ii) If the Indemnified Party elects to assume and control the defense, prior to the expiration of the Dispute Period as provided in Section 9.2(b)(i) above, the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnified Party in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in notice contemplated by Section 9.2(b)(i) or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the notice will be conclusively deemed a Liability of the Indemnifying Party under Section 9.2(a) and the Indemnifying Party shall pay the amount of such Loss (subject to the provisions of this Article IX) to the Indemnified Party on demand.

(c) Limitations. The following provisions shall apply notwithstanding any other provision contained in this Article IX:

(i) Except in respect of any Loss in connection with claims arising from fraud willful misconduct or intentional breach of covenants or other agreements herein by the Shareholders, the Principal Shareholders or the Company in connection with the Transaction or a breach of a Designated Representation, the aggregate Liability for indemnification pursuant to Sections 9.2(a)(i)(A) shall not exceed the value of the Escrow Fund.

(ii) Losses attributable to Taxes shall be resolved in accordance with Article VII.

(f) Materiality/Knowledge. Each of the representations and warranties that contains any “Material Adverse Change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining the amount of Losses under this Article IX, but not for purposes of determining the accuracy of any representation or warranty. Each of the representations and warranties that contains any “Knowledge”, “to the knowledge of” or other knowledge (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining whether a breach of such representation or warranty has occurred.

(g) Exclusive Remedies. Except for injunctive action or other equitable remedies, or fraud or willful misconduct, the remedies provided in this Article IX shall be exclusive remedies of the Parties after the Closing in respect of any matter arising out of or in connection with this Agreement or any Ancillary Agreement.

9.3 Escrow; Satisfaction of Losses.

(a) Distributions Related to Escrow Shares. The Escrow Shares shall be used to satisfy pursuant to Section 9.3(b) any Losses of any Parent Indemnitee for which an Indemnified Party delivers an indemnification notice under Section 9.2(c) to the Shareholders’ Representative on or prior to the date that is twenty-four (24) months immediately following the Closing Date. On the date that is twenty-four (24) months immediately following the Closing Date, the Parent and Shareholders’ Representative shall cause the Escrow Agent to deliver to the Shareholders’ Representative, on behalf of the Principal Shareholders, an amount equal to (i) the Escrow Shares, minus (ii) any and all amounts satisfied by Parent by set-off of the Escrow Shares for satisfaction of Losses pursuant to Section 9.3(b), minus (iii) if any indemnification claim for Losses of any Parent Indemnitee contained in any indemnification notice delivered pursuant to Section 9.1(c) prior to the date that is twenty-four (24) months immediately following the Closing Date is not finally resolved, an amount equal to Parent’s good faith estimate of the cumulative amount of all Losses disputed in any such claims as of such time (the “Pending Claim Escrow Amount”). The Pending Claim Escrow Amount shall be held as security and used by Parent to satisfy any such disputed claims on a dollar for dollar basis. If it is finally determined pursuant to Section 9.2(c) that no Parent Indemnitee is entitled to any portion of the Pending Claim Escrow Amount or any portion of the Pending Claim Escrow Amount is not used to set-off against any such pending claims (the “Pending Claim Escrow Excess”), the Pending Claim Escrow Excess shall be delivered to the Shareholders’ Representative, on behalf of the Principal Shareholders. The Shareholders’ Representative shall distribute amongst the Principal Shareholders any and all payments of the Escrow Shares received by the Shareholders’ Representative to the Principal Shareholders pro rata, based upon the percentages used to calculate the number of shares of each Principal Shareholder’s Closing Date Merger Consideration Shares that were deposited in the Escrow Fund; provided, if any amounts are set-off against the Escrow Shares or the Pending Claim Escrow Amount for any Parent Indemnitee Losses under Section 9.2(a)(ii) or any breach of any representation, warranty or covenant contained in a Letter of Transmittal, the Shareholders’ Representative shall reduce the amounts that would otherwise be payable from the Escrow Shares to the Principal Shareholder whose breach created such indemnification payment (it being the intent of the Parties, as between the Shareholders, that such Principal Shareholder should pay all amounts arising from such Principal Shareholder’s breach).

(b) Satisfaction of Parent Indemnitees Losses; Set-Off of Escrow Shares. Except with respect to the indemnity obligations contained in Article VII, any indemnification obligations owed to the Parent Indemnitees shall be satisfied first by set-off against the Escrow Shares or the Pending Claim Escrow Amount, as applicable, by reducing the Escrow Shares or the Pending Claim Escrow Amount, as applicable, on a dollar for dollar basis by the amount of such indemnification obligations, unless or until the Escrow Shares, or Pending Claim Escrow Amount, if applicable, has been reduced to zero. The value of the Escrow Shares for all purposes under this Article IX, shall be calculated using the closing price of the Parent Common Stock on the Business Day immediately preceding the date on which such set-off or reduction is to occur. Once the Escrow Shares and the Pending Claim Escrow Amount has been reduced to zero, any remaining indemnification owing to a Parent Indemnitee by any Principal Shareholder pursuant to this Article IX shall be effected within fifteen (15) Business Days after the determination thereof by wire transfer of immediately available funds from such Principal Shareholder to an account designated in writing by the applicable Parent Indemnitee.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Shareholder Approval:

(a)     by mutual written consent of Parent, Merger Sub and the Company, duly authorized by the Boards of Directors of Parent, Merger Sub and the Company;

(b)    by either Parent or the Company:

(i)          if any Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the Merger by a Governmental Authority that makes the consummation of the Merger illegal;

(ii)         if any Governmental Authority shall have issued or granted any Order making the Merger illegal and such Order has become final and non-appealable; or

(iii)        if the Requisite Shareholder Approval shall not have been obtained.

(c)          by Parent (provided it is not then in material breach of any of its obligations under this Agreement), if there is any inaccuracy in the representations and warranties of the Company set forth in this Agreement, or the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to Parent’s obligation to effect the Merger set forth in Section 3.1 or Section 3.2 would fail to be satisfied at the time of such termination and (ii) such inaccuracy or failure to perform continues for at least ten (10) days following the delivery of written notice by the Parent to the Company of its intent to terminate pursuant to this Section 10.1(c), during which the Company shall have the opportunity to cure any such inaccuracy or failure to perform; or

(d)          by the Company (provided it is not then in material breach of any of its obligations under this Agreement), if there is any inaccuracy in the representations and warranties of Parent and Merger Sub set forth in this Agreement, or Parent or Merger Sub are then failing to perform any of their respective covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to the Company’s obligation to effect the Merger set forth in Section 3.1 would fail to be satisfied at the time of such termination and (ii) such inaccuracy or failure to perform continues for at least ten (10) days following the delivery of written notice by the Company to Parent of its intent to terminate pursuant to this Section 10.1(d), during which Parent shall have the opportunity to cure any such inaccuracy or failure to perform.

10.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of Section 8.2(b), this Section 10.2, and Article XI, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Company, the Parent, the Merger Sub and the Shareholders’ Representative, provided , however , that any amendment which adversely and disproportionately affects a particular Principal Shareholder relative to the other Principal Shareholders shall also require the written approval of such Principal Shareholder.

11.2 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Parent, the Company, the Merger Sub and the Shareholders’ Representative; provided , however , that any waiver which adversely and disproportionately affects a particular Principal Shareholder relative to the other Principal Shareholders, shall also require the written approval of such Principal Shareholder. Any waiver effected pursuant to this Section 11.2 shall be binding. No failure to exercise, and no delay in exercising, any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement.

11.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery when personally delivered, (b) one (1) Business Day after being sent by reputable overnight courier service (charges prepaid), or (c) on the date of the next Business Day following the date indicated on the return receipt if delivered by registered or certified mail (postage prepaid, return receipt requested). Such notices, demands and other communication shall be sent to the intended recipient at the following address:

if to Parent or Merger Sub

Mimvi, Inc.

440 Wolfe Road

Sunnyvale, CA 94085

Attention: Chief Executive Officer

if to the Company

Lone Wolf, Inc.

Attn: Eric Rice

with a copy to:

[         ]

Attention:

or to such other address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party.

11.4 Binding Agreement; Assignment. This Agreement and all the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, beneficiaries, representatives and permitted assigns; provided , however , that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (i) by the Company without the prior written consent of the Parent; (ii) by any Principal Shareholder without the prior written consent of the Company and the Parent; or (iii) by the Parent without the prior written consent of the Company, except that upon written notice to the Company and the Shareholders’ Representative, the Parent may (A) make a collateral assignment of its rights hereunder to any lender to the Parent or any of its Affiliates or (B) assign its rights and obligations hereunder to one or more of its wholly-owned Affiliates so long as the Parent remains liable for all of its obligations under this Agreement.

11.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Upon such determination that any term or provision is illegal, invalid or incapable of being enforced, the Company, the Parent and the Shareholders’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transaction may be fulfilled to the extent possible.

11.6 No Strict Construction. The language used in this Agreement will be deemed to be the language jointly chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

11.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

11.8 Entire Agreement. This Agreement (including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto) and the Confidentiality Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof; provided that, this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement, which agreement shall remain in full force and effect.

11.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

11.10 Governing Law; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(b) Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of California, located in Santa Clara County, or the United States District Court for the Northern District of California (and appellate courts from any of the foregoing), in the event any dispute arises out of this Agreement or the Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that any action relating to this Agreement or the Transaction shall be brought exclusively in the courts of the State of California, located in Santa Clara County, or the United States District Court for the Northern District of California (and appellate courts from any of the foregoing).

11.11 Waiver of Jury Trial. EACH OF THE PARENT, THE PRINCIPAL SHAREHOLDERS, THE SHAREHOLDERS’ REPRESENTATIVE, ON BEHALF OF THE SHAREHOLDERS, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.12 Parties in Interest. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and, except as provided under Article VII and Article IX, nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

11.13 Exhibits and Schedules. The Exhibits and Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

11.14 Certain Interpretive Matters and Definitions. Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) words of any gender include each other gender; the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (vi) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, (vii) the term “obligations” means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under contract, law, equity or otherwise, and (viii) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

[Signature Pages Follow]

SIGNATURE PAGES TO THE AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:

MIMVI, INC.

By:	/s/Michael Poutre
Name:	Michael Poutre
Title:	Chief Executive Officer

MERGER SUB:

WOLF ACQUISITION CORPORATION

By:	/s/Michael Poutre
Name:	Michael Poutre
Title:	Chief Executive Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

COMPANY:

LONE WOLF, INC.

By:	/s/Eric Rice
Name:	Eric Rice
Title:	President and Chief Executive Officer

PRINCIPAL SHAREHOLDERS:

/s/Eric Rice
ERIC RICE

DFM AGENCY, LLC

By:	/s/David Mickelson
Name:	David Mickelson
Title:	Manager

SHAREHOLDERS’ REPRESENTATIVE:

/s/Eric Rice
ERIC RICE

[END OF SIGNATURE PAGES

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